NEWS RELEASE

Silver Star Properties REIT, Inc. Announces
Flip-In Event and Double Share Increase for Most Shareholders

HOUSTON — January 16, 2024 — Silver Star Properties REIT, Inc. (the “Company”), a Houston based real estate investment trust, announced that the Board of Directors (the “Board”) has acted decisively to protect its business plan and the majority of its shareholders against efforts by a group to derail the Company’s business plan. As a result, most shareholders will own double the number of shares of their Company Common Stock at no additional cost.

As previously disclosed, effective August 18, 2023, the Company implemented a Rights Agreement (the "Rights Agreement"), between the Company and Phoenix American Financial Services, Inc., as Rights Agent (the "Rights Agent"), to protect its business plans and shareholders from a group of dissidents acting against their interests. The Board has now determined that Allen Hartman and certain affiliated parties had become Acquiring Persons, causing a Flip-In Event, and has set December 13, 2023 as the Distribution Date in accordance with the Rights Agreement.

The Rights Agreement provides that if any Person becomes an Acquiring Person (generally defined as the beneficial owner of 10% or more of the outstanding Common Stock, and the first occurrence of such event being referred to as the Flip-In Event), then pursuant to Section 24 of the Rights Agreement, the Board may, at its option, at any time after the Flip-In Event, exchange all or part of the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions the Rights Agreement – generally speaking, the Rights held by the Acquiring Persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right (the "Exchange Ratio").

The Board of Directors has directed that the Company act pursuant to Section 24 of the Rights Agreement and exchange each Right which has not become void for one share of Common Stock held of record as of December 13, 2023, which will result in the issuance of approximately 30,240,714 shares of Common Stock in the aggregate. Accordingly, shareholders other than the Acquiring Persons will receive one share of Common Stock for each share of Common Stock that they owned as of the Distribution Date at no additional cost and with no action on their part, doubling their number of shares owned in the Company. Shareholders will receive a letter from the Rights Agent with more information.

The Flip-In Event and related exchange of Common Stock for Rights described above will not affect the Company’s ongoing solicitation of shareholder consents, or the shareholders who are entitled to participate in that process, inasmuch as the record date for that consent solicitation was November 29, 2023, which pre-dates the December 13, 2023 Distribution Date under the Rights Agreement.

The exchange of Common Stock for Rights may constitute a taxable event to shareholders. In addition, the Common Stock received for rights may be considered "restricted securities" under the federal securities laws which may limit the ability of the shareholders to sell those shares. Each shareholder should seek his or her own advice as to tax, resale and related matters concerning the distribution and exchange and his or her ownership of stock in the Company. The Company may provide further guidance on the tax effect and other effects of the exchange of Common Stock for Rights in future communications to shareholders or in future public periodic filings with the Securities Exchange Commission.

General Information

The rights, terms and conditions set forth in the Rights Agreement described herein are not complete and are qualified in their entirety by the Rights Agreement. A copy of the Rights Agreement can be obtained at

https://www.sec.gov/Archives/edgar/data/1446687/000144668723000046/rightsagreementbetweensilv.htm. A PDF copy of the Rights Agreement can be requested by contacting Investor Relations at invesetorrelations@silverstarreit.com. If you have any questions, please contact Investor Relations at 877-734-8876 or by email at investorrelations@silverstarreit.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the SEC, particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this Press Release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Additional Information and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A on November 29, 2023 and a supplement thereto on Schedule 14A on January 10, 2024, containing relevant documents with respect to its solicitation of proxies for the Company’s stockholder consent in lieu of annual meeting for the 2023 fiscal year (the “2023 Consent Solicitation”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants

The Company, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by the Company in connection with matters to be considered in connection with the 2023 Consent Solicitation. Information about the Company’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in the definitive proxy statement for the 2023 Consent Solicitation, as amended or supplemented. To the extent holdings of the Company securities reported in the definitive proxy statement for the 2023 Consent Solicitation have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.